Exhibit 9(k)
                                     FORM OF
                      AMENDMENT TO ADMINISTRATION AGREEMENT


         THIS AMENDMENT dated as of May 6, 1997 (the "Amendment") is made to the Administration Agreement, dated as of the 1st day of May, 1995, (the "Agreement") between THE MUNDER FUNDS TRUST (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG") (then known as The Shareholder Services Group, Inc.).

         The Company and FDISG agree that the Agreement shall, as of the date first written above, be amended as follows:

                  The Fee Schedule of the Agreement shall be deleted in its entirety and the Fee Schedule attached hereto shall be substituted in its place.

         In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE MUNDER FUNDS TRUST


By:  _____________________________
Title:_____________________________

FIRST DATA INVESTOR SERVICES GROUP, INC.


By:  _____________________________
Title:_____________________________


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                                                      FEE SCHEDULE FOR
                                                     ADMINISTRATION AND
                                                  FUND ACCOUNTING SERVICES

         A. FEES FOR ADMINISTRATION SERVICES -- (Fund Administration and Fund Accounting)

                  The following annual Fund Administration fees apply:

                  .12% of the first $2.8 billion of the average daily net assets of the Companies (as defined below); and

                  .105% of the next $2.2 billion of the Companies' average daily net assets; and

                  .10% of the Companies' average daily net assets over $5 billion.

                  "Companies" shall include The Munder Funds Trust, the Liquidity Plus Money Market Fund of St. Clair
                  Funds, Inc., The Munder Funds, Inc. (other than the Munder All-Season Maintenance Fund, All-Season
                  Accumulation Fund, All-Season Development Fund and Munder Financial Services Fund) and The Munder
                  Framlington Funds Trust.

         B.       MINIMUM FEES

         For Fund Administration Services, a minimum fee of $1.2 million per annum will apply in the aggregate for all funds of the Companies.